Exhibit 99.1

             FOSSIL, INC. REPORTS FIRST QUARTER FISCAL 2005 RESULTS

             -Sales Up 16.6% on Strength in Watches and Accessories

   -First Quarter Diluted EPS Totals $0.32 With Tax Benefit Versus $0.22 Last
                                      Year

                     -Revising Fiscal 2005 Earnings Guidance

    RICHARDSON, Texas, May 10 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today reported first quarter net sales and earnings for the thirteen-week period ("First Quarter") ended April 2, 2005.

     First Quarter Results:

     * Net sales increased 16.6% to $232.5 million compared to $199.4 million in the first quarter of 2004;

     * Gross profit grew 19.0% to $121.2 million, or 52.1% of net sales, compared to $101.9 million, or 51.1% of net sales, in the first quarter of 2004;

     * Operating income declined 1.6% to $24.5 million, or 10.5% of net sales compared to $24.9 million, or 12.5% of net sales in the first quarter of 2004;

     * Net income increased 46.2% to $23.9 million compared to $16.3 million in the first quarter of 2004 primarily on a reduction in income tax expenses; and

     * Diluted earnings per share rose 45.5% to $0.32, on 74,454,000 shares outstanding compared to $0.22, on 73,744,000 outstanding in the first quarter of 2004;

     * Diluted earnings per share of $0.19 excluding the benefit for income taxes.

    "We began the quarter positively, posting solid sales increases across our many watch and accessory brands," began Mike Kovar Senior Vice President and Chief Financial Officer. "Despite continued momentum domestically and in Asia, sales slowed markedly in certain European markets in March, which tempered sales and earnings results for the quarter, especially given the higher operating margin rates associated with this segment of our business. While operating earnings were below our expectations, we were pleased with the continued strength in our accessories business and retail segment. Additionally, our new initiatives, such as Michele and mass market watches, remain strong while adding new distribution channels to the Company. While we are still forecasting double-digit sales growth over the balance of the year, we believe it is prudent to revise our 2005 earnings guidance to reflect our First Quarter results and some weakening in sales volume," Mr. Kovar added.

    Worldwide net sales rose 16.6% (15.0% excluding currency gains) during the First Quarter with particular strength in the domestic wholesale, retail and other international segments. Total domestic wholesale sales rose by 22.2% driven by a 25.6% sales gain in the Company's domestic watch business that included $8.3 million in sales of MICHELE watches and $5.9 million in sales of mass market watches. Sales of domestic FOSSIL watches decreased by 3.7% in the First Quarter compared to the prior year quarter. Domestic sales of the Company's accessory and sunglass businesses rose 18.4% compared to the prior year quarter with particular strength in FOSSIL women's and men's leather categories and FOSSIL eyewear. Company-owned retail store sales increased 30.8% as a result of a 12.5% increase in the average number of stores opened during the quarter and comparable store sales gains of 12.3%. Total international wholesale sales rose 8.4% (5.0% excluding currency gains) with sales in Europe declining 1.4% (5.5% excluding currency gains), as a result of weakness throughout the region in most product categories, other than FOSSIL jewelry. Other international sales increased 32.2% (30.8% excluding currency gains) with sales volume increases across all licensed brand watches. Total worldwide sales for the First Quarter of MICHELE watches, which was acquired in April of 2004, were $9.3 million.

    Gross profit margin expanded by 100 basis points to 52.1% in the First Quarter compared to 51.1% in the prior year period. As a result of further weakening of the U.S. dollar in the First Quarter compared to the prior year quarter, the Company's international segment net sales (primarily the Euro and Pound based) translated into higher U.S. dollar amounts, benefiting comparable gross profit margin by approximately 70 basis points during the quarter. Additionally, gross profit margins were positively impacted by a higher sales mix of retail store and other international sales, offset partially by a lower sales mix of sales from the Company's European segment. Sales from international businesses and Company-owned retail stores generally produce higher gross profit margins than the Company's historical consolidated gross profit margin. Gross profit margin from the Company's domestic wholesale segment remained relatively unchanged from the prior year period, as higher margin MICHELE watch sales were offset by lower margin mass market watch sales.

    Operating expenses, as a percentage of net sales, increased by 300 basis points to 41.6% in the First Quarter compared to 38.6% in the comparable prior year period. Operating expense increases were mainly driven by an increase of approximately $10 million in personnel and other related costs associated with the Company's new business initiatives and an increase of approximately
$5 million in advertising and marketing costs as the Company continues to invest in new brands and markets. As a percentage of net sales, advertising and marketing costs increased to 6.4% in the First Quarter compared to 5.0% in the prior year quarter. Costs associated with new business initiatives primarily relate to the Company's ADIDAS and Swiss watch and jewelry product offerings, as well as costs associated with the consolidation of the Company's European operations and continuation of the SAP system implementation. Of the approximate $20 million increase in operating expenses, approximately
$1.3 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars and approximately $4.9 million of expenses related to companies acquired after the first quarter of fiscal 2004.

    The increase in gross profit margin was more than offset by increased operating expenses, resulting in the Company's First Quarter operating profit margin declining by 200 basis points to 10.5% of net sales compared to 12.5% of net sales in 2004. Operating income included approximately $1.9 million of net currency gains related to the translation of foreign sales and expenses into U.S. dollars.

    Commencing in the First Quarter, the Company reclassified certain prior year currency gains and losses related specifically to revaluation of open foreign currency account balances. This reclassification resulted in the Company's prior year quarter cost of sales increasing by approximately
$1.6 million and other income (expense) increasing favorably by $1.6 million. The Company believes accounting for these gains and losses in other income (expense) presents more accurately the comparative results of operations of the Company. Additionally, the Company believes this reclassification will result in its financial statements being presented on a more comparable format to its industry peers.

    First Quarter other income (expense) increased unfavorably by approximately $3.6 million when compared to the prior year quarter. This unfavorable increase is related to $2.1 million of currency losses related specifically to revaluation of open foreign currency account balances during the First Quarter compared to gains of $1.6 million in the prior year quarter.

    The benefit for income taxes of approximately $2 million in the First Quarter primarily represents the reduction of deferred tax liabilities that were previously recorded for subsidiary earnings not considered indefinitely invested. During 2005, pursuant to the American Jobs Creation Act of 2004, the Company commenced its repatriation plan of subsidiary earnings and expects, at a minimum, to repatriate approximately $125 million. As a result of this plan, during the First Quarter the Company recorded a tax benefit. In comparison to the Company's prior year effective tax rate, this tax benefit resulted in an additional $0.13 diluted earnings per share during the First Quarter. In the event the Company repatriates amounts in excess of $125 million, its 2005 full year effective tax rate could be further reduced below its historical levels.

    The Company's balance sheet remains strong with $149.1 million in cash and short-term marketable securities and no long-term debt at quarter end. Inventory at quarter-end was $195.6 million, an increase of 37.5% compared to prior year inventory of $142.3 million. Accounts receivable increased to $130.3 million at quarter-end compared to $110.1 million at April 3, 2004. Day's sales outstanding increased to 51 days for the First Quarter compared to 50 days in the prior year period. Working capital rose to $362.5 million, an increase of $24.5 million over working capital of $338.0 million at April 3, 2004.

    The Company believes second quarter 2005 diluted earnings per share will approximate $0.14, compared to actual diluted earnings per share of $0.21 in the second quarter of 2004. The Company does not expect second quarter estimates to include any additional tax benefits. For fiscal 2005, the Company currently estimates diluted earnings per share of approximately
$1.48 compared to its previous guidance range of $1.53 to $1.57 and versus actual fiscal 2004 diluted earnings per share of $1.25. Excluding the effects of the tax benefit for the full year, the Company expects full year 2005 diluted earnings per share of approximately $1.35. This guidance revision is primarily related to lower than expected First Quarter results and the reduction in forecasted sales volumes primarily stemming from its European based businesses for the remainder of the year. The Company currently estimates fiscal 2005 sales growth in a range of 14% to 16% versus its previous guidance range of 15% to 17%, with second quarter 2005 sales at or slightly below the low end of the range.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated September 14, 2004.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

    All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.

    Consolidated Income
    Statement Data (in 000's):

                                            For the 13     For the 13
                                           Weeks Ended    Weeks Ended
                                           ------------   ------------
                                             April 2,       April 3,
                                               2005           2004
                                           ------------   ------------
    Net sales                              $    232,510   $    199,395

    Cost of sales                               111,348         97,543

    Gross profit                                121,162        101,852

    Selling expenses                             69,503         56,851

    Administrative exp.                          27,144         20,093

    Operating income                             24,515         24,908

    Interest expense                                 60              5

    Other (exp.) inc.- net                       (2,543)         1,041

    Tax (benefit) provision                      (1,982)         9,599

    Net income                             $     23,894   $     16,345

    Basic earnings per share               $       0.34   $       0.23

    Diluted earnings per share             $       0.32   $       0.22

    Weighted average shares Outstanding:

      Basic                                      71,143         70,007

      Diluted                                    74,454         73,744

    Consolidated Balance
    Sheet Data (in 000's):

                                             April 2,       April 3,
                                               2005           2004
                                           ------------   ------------
    Working capital                             362,520   $    338,046

    Cash, cash equivalents and
     short-term investments                     149,110        162,639

    Accounts receivable                         130,309        110,065

    Inventories                                 195,623        142,308

    Total assets                                749,213        595,979

    Notes payable - current                       2,924          2,871

    Deferred taxes and other
     long-term liabilities                       23,284         39,741

    Stockholders' equity                        546,150        440,465

SOURCE  Fossil, Inc.
    -0-                             05/10/2005
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com